Exhibit 99.(A)(4)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Industri-Matematik International Corp.
at
$.35 Net Per Share
by
STG OMS Acquisition Corp.
a wholly owned subsidiary of
STG OMS Ireland Limited
a company formed by
Symphony Technology II-A, L.P.

November 12, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by STG OMS Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of STG OMS Ireland Limited (the “Parent”), to act as Depositary in connection with its offer to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Industri-Matematik International Corp., a Delaware corporation (the “Company”), at $.35 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated November 12, 2002 and the related Letter of Transmittal (which together constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated November 12, 2002;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to us by the Expiration Date;

4.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.
A letter to the shareholders of the Company from Lin Johnstone, President and CEO of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

7.	Return envelope addressed to us, the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 10, 2002, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or us as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, certificates for the Shares to be tendered, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to us by 12:00 Midnight, New York City time, on December 10, 2002.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Citibank, N.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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